Exhibit 10.5

CONSULTING AGREEMENT

CONSULTING AGREEMENT (the “Agreement”), made and entered into as of this 1st day of September, 2009, by and between Barnes Group Inc., a Delaware corporation (the “Company”), and John R. Arrington, an individual residing at 24 Daniel Trace, Burlington, Connecticut 06013 (the “Consultant”).

WITNESSETH:

WHEREAS, the Consultant has retired from the Company and terminated his employment, as of August 31, 2009, after 11 years of service as the Senior Vice President, Human Resources of the Company during which he has obtained valuable institutional knowledge about the Company and, in particular, its human resources function; and

WHEREAS, the Company desires the services of the Consultant to facilitate his successor’s transition into the position of Senior Vice President, Human Resources of the Company and to access his knowledge of the history of the Company’s human resources function and its operations, and the Consultant desires to provide such services to the Company, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby mutually covenant and agree as follows:

1.	Term. The Agreement’s term is the period beginning on the date hereof and ending on February 28, 2010, subject to earlier termination as provided in Paragraph 9 below (the “Term”).

2.

Consulting Services. During the Term, the Consultant shall, upon request, provide information and advice to the executive officers of the Company including, without limitation, the Senior Vice President, Human Resources, the President and Chief Executive Officer (the “CEO”) and the Senior Vice President, General Counsel and Secretary, relative to his professional knowledge and expertise in the field of human resources and his firsthand knowledge of the recent execution of the Company’s human resources function and to provide such other services as he and the Senior Vice President, Human Resources shall mutually agree (the “Consulting Services) in a good and workmanlike manner. By way of illustration and not limitation, the Consulting Services may include counsel in preparing for meetings of the Compensation and Management Development Committee of the Board of Directors of the Company, advice and introduction to professional contacts, experts and service providers in connection with executive separations, succession planning and filling key management positions, and assisting the Senior Vice President, Human Resources in addressing unusual or complex issues relative to employees. Subject to the mutual agreement of the Senior Vice President, Human Resources and the Consultant, the Consultant shall not be required to be present at the Company’s Corporate Office or any other location of the Company, or to travel to accomplish the Consulting Services. The Consultant shall make good faith efforts to be available not more than 20 hours per week for the performance of the Consulting Services; provided, that the hours of Consulting Services shall not exceed, in the aggregate during the Term, more than 20 percent of the average level of bona fide services performed by the Consultant when he was an employee of the Company during the 36-month period immediately prior to his retirement.

3.	Consulting Fee; Expenses.

a.	During the Term, the Consultant shall be paid $20,000 per month (the “Consulting Fee) for his availability to perform the Consulting Services (the “Consulting Fee”), regardless of the number of hours worked, if any. The Consultant shall not be paid for travel time unless he is actively providing the Consulting Services then.

b.	The Company shall reimburse the Consultant for reasonable out-of-pocket expenses incurred in the performance of the Consulting Services. The Company shall provide reasonable office support for the Consultant. Office overhead expenses, including without limitation rent, salaries and benefits for office support staff, and supplies shall not be reimbursed. The Consultant shall use the services of the Company’s travel office for travel in connection with the Consulting Services, unless he obtains a better price for transportation or lodging expenses. The Consultant shall not be obligated to seek more advantageous prices than those obtained through the Company’s travel office.

c.	The Company shall provide to the Consultant a Form 1099 for all income received during each calendar year or any portion thereof during the Term. Consultant shall be responsible for payment of all federal, state and local taxes and contributions imposed or required under applicable unemployment insurance, employment and income tax laws.

d.	The payments made under this Section 3 shall constitute the Consultant’s sole compensation for Consulting Services rendered during the Term. Invoices shall be submitted to the Senior Vice President, Human Resources no less frequently than monthly and shall contain an accounting of services rendered and reimbursable expenses incurred during the applicable period.

4.

Status as an Independent Contractor. It is expressly understood and agreed by the parties that the Consultant is engaged hereunder as an independent contractor. As an independent contractor, the Consultant shall not be entitled to any pension, bonus, profit-sharing, health or similar benefit which the Company may make available to its employees from time to time. Nothing contained herein shall be construed to make the Consultant an employee of the Company. The Consultant represents and warrants that he has and shall, for the Term, maintain adequate insurance coverage for property damage, and public and personal liability.

5.	Confidentiality; Trade Secrets. The Consultant acknowledges and agrees that any information constituting a trade secret or otherwise of a proprietary, secret or confidential nature of or relating to any business of the Company, including without limitation the business of any affiliate of the Company (“Affiliate”), (“Confidential Information”) acquired by the Consultant during his performance of the Consulting Services or known by the Consultant with respect to the businesses of the Company or any Affiliate prior to the commencement of the Term is the exclusive property of, and of great value to, the Company and its Affiliates. The Consultant shall safeguard the Confidential Information and agrees that without the prior written permission of the General Counsel, he shall not divulge to any person or entity (other than to officers, directors and employees of the Company and/or its Affiliates or in connection with the proper business and affairs of the Company and/or its Affiliates), either during the Term or at any time thereafter, any Confidential Information unless and to the extent (a) that said information becomes publicly known other than as a result of the Consultant’s acts or omissions to act, or (b) as may be required by applicable law or in connection with any investigation, suit or other proceeding before any court, tribunal, arbitration proceeding or agency having competent jurisdiction thereover; provided, however, that the Consultant shall use his best efforts to provide the Company with adequate and timely written notice so as to enable the Company to seek a protective order or other appropriate relief. As used herein, Confidential Information may include, but is not limited to, the names of suppliers, customers, or employees of the Company and any Affiliate, the fees the Company and/or any Affiliate obtains or has obtained for services, financial information, computer programs, marketing plans, pricing information, the existence or terms of any discussions or negotiations concerning any transaction proposed by the Company and/or Affiliate, the Company’s manner of operation or plans, processes, and data of any kind.

The Consultant acknowledges that with respect to Confidential Information, the Consultant’s relationship to the Company is fiduciary in nature, and that Confidential Information may be furnished, or otherwise made available to the Consultant by the Company, or may be developed by the Consultant incidental to the relationship of trust and confidence which by reason of the arrangement described herein exists between the Consultant and the Company. The disclosure of Confidential Information by the Company to the Consultant or the acquisition or development of Confidential Information by the Consultant shall not be deemed to impair its confidential nature.

6.

Use and Return of Materials. All notes, memoranda, notebooks, drawings, records, lists of parties with past or present relationships with the Company, procedures, reports, files and/or documents, and materials related to the confidential information or intellectual property of the Company, including, without limitation, all rights, title and interest to patents, trademarks, service marks, trade names, copyrights, mask works, inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software and any documentation relating to the human resources policies, practices or plans that come into the Consultant’s possession or control by reason of the Consultant’s performance of the Consulting Services hereunder, whether prepared by the Consultant or others (a) are the property of the Company, (b) will not be used by the Consultant in any way adverse to the Company or any Affiliate, or for the benefit of the Consultant (beyond the terms of his Consulting Services), (c) will not be removed from the Company’s premises (except as necessary or advisable for the Consultant to perform the Consulting Services hereunder), and (d) at the termination of the Consulting Services, or upon request by the Company, will be left with or forthwith returned by the Consultant to the Company.

The Consultant shall promptly disclose to the Company all such notes, memoranda, notebooks, drawings, records, lists, procedures, reports, files, documents and materials created by Consultant as a result of performing the Consulting Services. If the Consultant first conceives, reduces to practice, makes or develops in the course of the Consulting Services, any inventions, discoveries or improvements (collectively called “inventions”), the Consultant hereby agrees to irrevocably assign to the Company all of his right, title and interest in and to such inventions.

7.	Non-Competition/Non-Solicitation Covenant. The Consultant recognizes that the services to be performed by the Consultant hereunder are special, unique and extraordinary. Accordingly, for all purposes hereunder or in respect hereof, the Consultant agrees that during the Term, the Consultant shall not: (a) directly or indirectly, own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist any Person in any business or line of business in substantially the same fields of business as the Company’s, provided, however, that if the Consultant owns less than five percent (5%) of the outstanding stock of any publicly traded corporation, the Consultant shall not be deemed, solely by reason of such ownership, to own, manage, operate, control, participate in, be connected with, have any financial interest in, or so aid or assist any Person in, the business of such corporation, (b) directly or indirectly, offer for sale or sell goods or solicit or provide services in substantially the same fields of business as the Company to any Person who or which is a competitor of the Company, or (c) directly or indirectly, solicit the employment of or employ any person who was an employee of the Company, or its successors or assigns, at any time during the one (1) year preceding any such solicitation. The provisions of this Section 7 shall survive termination of this Agreement. For purposes of this Agreement, “Person” shall mean and include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

8.	Enforcement of Covenants. In the event the Consultant materially breaches or, in the good faith judgment of the Company, is alleged to have materially breached, any provision of this Agreement, the Company shall have the right to enforce such covenants through an action at law or in equity, including obtaining a preliminary or permanent injunction against any future breach, and specific performance, of said covenants, together with such other rights and remedies as may be available to the Company at law or in equity.

9.	Termination. The Company may immediately terminate this Agreement and cancel any additional payments due to the Consultant under this Agreement if: (a) the Consultant’s misconduct or material failure to perform the Consulting Services under this Agreement has injured the Company (or its Affiliates), financially or otherwise, and the Consultant has not cured such misconduct or failure within thirty (30) days of written notice from the Company; (b) the Consultant has been convicted of a felony; or (c) the Consultant dies or becomes disabled. Either party may terminate this Agreement effective sixty (60) days after giving written notice to that effect to the other party. The Company shall, upon receipt of an invoice therefor, pay the Consultant for hours worked up to 20 hours per week and reimbursable expenses incurred in accordance with this Agreement through the Termination Date.

10.	Successors. This Agreement and all rights of the Company hereunder shall inure to the benefit of and be enforceable by the Company and its Affiliates, successors and assigns. This Agreement and any compensation payable hereunder to the Consultant shall not be assignable by the Consultant without the prior written consent of the Company.

11.	Enforceability. The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof is declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

12.	Amendment. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

13.	Governing Law. This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the conflict of law principles thereof. Any action relating, or incident, to this Agreement shall be brought in, and the parties hereto consent to the jurisdiction of, a federal or state court in the State of Connecticut.

14.

Notice. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two (2) business days after it is sent by registered or certified U.S. mail, return receipt requested, postage prepaid, or upon delivery by personal delivery, expedited or overnight courier or messenger service, or, if sent by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, or, if sent by electronic mail, the earlier of two (2) business days after it is sent or when receipt thereof has been acknowledged, in each case addressed to the intended recipient as set forth below:

(a)	if to Consultant, to:	John R. Arrington
24 Daniel Trace Burlington, CT 06013
	Email Address:	seaview302@comcast.net

(b)	if to the Company, to:	Barnes Group Inc.
123 Main Street Bristol, CT 06010
	Attention:	Dawn N. Edwards
	Facsimile No.:	860-582-3228
	Email Address:	DEdwards@BGInc.com

or to such other address as either party may designate by notice hereunder to the other.

15.	Waivers and Consents. No failure to exercise and no delay in exercising, on the part of the Company or the Consultant, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exclusive exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

16.	Survival. The expiration of the Term or earlier termination of this Agreement shall not relieve the parties of any of their respective obligations under this Agreement except the Consultant’s obligation to perform further services for the Company and the Company’s obligation to pay for any such further services. All of the parties’ other obligations under this Agreement shall survive such expiration of the Term or earlier termination of this Agreement.

17.	Internal Revenue Code Section 409A. It is the Company’s and the Consultant’s understanding and intent that the date of the Consultant’s “termination of employment” and “separation from service,” within the meaning of Treasury Regulation Section 1.409A-1(h)(1) and any related guidance, is August 31, 2009. Further, the Company and the Consultant reasonably anticipate that the level of bona fide services that Consultant will perform for the Company will permanently decrease on and after September 1, 2009 and, for the Term in the aggregate, to no more than 20 percent of the average level of bona fide services performed by the Consultant as an employee over the 36-month period preceding September 1, 2009.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

BARNES GROUP INC.

By:	/s/ Dawn N. Edwards
Name:	Dawn N. Edwards
Title:	Senior Vice President, Human Resources

CONSULTANT

By:	/s/ John R. Arrington
Name:	John R. Arrington
Social Security No.: XXXX